CORGI ETF TRUST III

RULE 12B-1 DISTRIBUTION AND SHAREHOLDER SERVICE PLAN

Adopted December 11, 2025, by the Board of Trustees

ARTICLE I - ADOPTION OF PLAN
Section 1. Adoption.
The Trust, on behalf of each present or future series listed on Schedule A (each, a "Fund"), adopts this Rule 12b-1 Distribution and Shareholder Service Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

ARTICLE II - PURPOSE AND FINDINGS
Section 1. Purpose.
The Plan permits each Fund to finance from Fund assets certain activities primarily intended to result in the sale of Fund shares and the provision of shareholder services.
Section 2. Findings.
The Board of Trustees (the "Board"), including a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any related agreements (the "Independent Trustees"), determines, in the exercise of reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood the Plan will benefit each Fund and its shareholders.

ARTICLE III - DEFINITIONS
Section 1. Definitions.
"Distributor" means the Trust's principal underwriter.
"Fund" means each series of the Trust listed on Schedule A.
"Maximum Annual Rate" means the cap on payments permitted under this Plan for a Fund, as set forth on Schedule A.
"Current Rate" means the rate, which may be zero, approved by the Board for a Fund, as set forth on Schedule A.

ARTICLE IV - PAYMENTS; MAXIMUM AMOUNT; NATURE OF PLAN
Section 1. Maximum Annual Rate.
Each Fund may pay distribution and/or shareholder servicing fees at an annual rate not to exceed the Maximum Annual Rate set forth on Schedule A.
Section 2. Nature of Plan.
The Plan is a compensation plan. Amounts, if any, may be paid without regard to the Distributor's or any intermediary's actual expenses.
Section 3. Current Rate.
The Current Rate for each Fund is shown on Schedule A and may be changed by Board action from time to time.

ARTICLE V - RECIPIENTS AND COVERED ACTIVITIES
Section 1. Recipients.
Payments under the Plan may be made to the Distributor and/or to financial intermediaries or other service providers, as approved by the Distributor.
Section 2. Covered Activities.
Covered activities include, without limitation, marketing, educational and promotional support; printing and distribution of prospectuses to persons other than existing shareholders, sales literature and other communications; platform, website and data fees related to making the Funds available to clients; ongoing personal services to shareholders and maintenance of shareholder accounts; and related overhead and administrative expenses.

ARTICLE VI - AGREEMENTS; ADMINISTRATION; REPORTS
Section 1. Agreements.
The Distributor may enter into written agreements consistent with this Plan and applicable law.
Section 2. Administration.
The Distributor administers the Plan on behalf of each Fund.
Section 3. Reports.
At least quarterly, the Distributor provides the Board written reports describing any amounts expended under the Plan and the purposes for which such expenditures were made.

ARTICLE VII - BOARD APPROVAL AND ANNUAL CONTINUANCE
Section 1. Approval.
The Board, including a majority of the Independent Trustees voting separately, approves the Plan and any related agreements.
Section 2. Continuance.
The Plan continues in effect for one year from the adoption date and thereafter from year to year only if such continuance is approved annually by the Board, including a majority of the Independent Trustees.

ARTICLE VIII - AMENDMENTS; SHAREHOLDER APPROVAL
Section 1. Amendments.
All material amendments to the Plan must be approved by the Board, including a majority of the Independent Trustees.
Section 2. Shareholder Approval.
The Plan may not be amended to increase materially the amount to be spent for distribution with respect to any Fund without approval by a majority of the outstanding voting securities of that Fund.

ARTICLE IX - TERMINATION
Section 1. Termination.
The Plan may be terminated with respect to any Fund at any time, without penalty, by a vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities of that Fund. The Plan terminates automatically upon its assignment as defined in the 1940 Act.

ARTICLE X - RECORDKEEPING
Section 1. Recordkeeping.
The Trust preserves copies of the Plan, any related agreements and the reports made pursuant to Article VI for not less than six years from the date of such document or report, the first two years in an easily accessible place.

ARTICLE XI - NO WAIVER OF FIDUCIARY DUTIES
Section 1. No Waiver.
Nothing in the Plan shall be deemed to impair the Board's or any Trustee's fiduciary duties under applicable law.

EFFECTIVE DATE & REVISION HISTORY
Adopted by the Board on December 11, 2025. Future amendments become effective upon Board approval.

SCHEDULE A - FUNDS AND FEE RATES

U.S. Rare Earth & Critical Minerals ETF ("XR")
Maximum Annual Rate: 0.25% of average daily net assets
Current Rate: 0.00% (no payments expected during the first 12 months)